Exhibit 10.1

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Second Amendment” or this “Amendment”), dated effective as of March 23, 2021, is entered into by and among STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (the “Borrower”), each of the entities listed on the signature pages hereof as guarantors (the “Guarantors”) and BBVA USA, f/k/a COMPASS BANK, N.A., as administrative agent (the “Administrative Agent”) for the lenders to the Credit Agreement referred to below (the “Lenders”) and the Lenders party hereto.

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders entered into that certain Amended and Restated Credit Agreement dated as of November 9, 2018 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated May 7, 2020 and as may be further amended from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed to make available to the Borrower a revolving credit commitment. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, Citizens Bank, N.A., Fifth Third Bank, National Association and Regions Bank each desire to join the Credit Agreement as a Lender (each, a “New Lender” and collectively, the “New Lenders”); and

WHEREAS, the Borrower has now asked the Lenders to amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing do so subject to the terms and conditions set forth herein, provided that the Borrower and Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the Loan Documents;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment. As of the Second Amendment Effective Date, the Credit Agreement is amended as follows:

(a) The cover page and the preamble of the Credit Agreement are hereby amended to show Citizens Bank, N.A., Fifth Third Bank, National Association, Regions Bank, IberiaBank, a division of First Horizon Bank and Zions Bancorporation, N.A. dba Amegy Bank as Co-Documentation Agents.

(b) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark (or any applicable component thereof) with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark (or applicable component) for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark (or applicable component) with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark (or applicable component) with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest (including whether to adjust for intraday republication when determining rates), timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(b); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Business Day” means a day other than a Saturday, Sunday or a day on which Administrative Agent is closed for business; provided that, for the purposes of determining the LIBO Rate, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. On the Second Amendment Effective Date, the aggregate amount of the Lenders’ Commitments is $350,000,000.

“EBITDA” means, for any period, without duplication, the Consolidated Net Income for such period plus, the following, to the extent deducted in calculating such Consolidated Net Income for such period (except with respect to clause (iv)), without duplication, (a) (i) cash Interest Expense, income tax expense, depreciation, amortization and income attributable to non-controlling interests, (ii) all stock based compensation, (iii) extraordinary, unusual or non-recurring non-cash charges approved by the Administrative Agent in its reasonable discretion, (iv) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption, and (v)  actual non-recurring cash charges incurred to realize cost savings initiatives, including severance, office location closures and other similar margin improvement actions, as approved by the Administrative Agent in its reasonable discretion, and (b) plus or minus, as applicable, unrealized mark-to-market gains or losses on investments held by Borrower in connection with its business operations.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBITDA to (b) the sum of (i) scheduled principal payments required to be made on Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, (ii) cash Interest Expense, (iii) cash income tax expense for the Borrower and its Subsidiaries on a consolidated basis, (iv) Restricted Payments paid by the Borrower as permitted by Section 6.07(b) and (v) Capital Expenditures made by the Borrower and its Subsidiaries on a consolidated basis. For the purposes of the Fixed Charge Coverage Ratio, EBITDA, Interest Expense, principal payments, income tax expense, Restricted Payments and Capital Expenditures shall be calculated on a trailing four-quarter basis.

“LIBO Rate” means for each Interest Period, a rate per annum obtained by dividing (a) the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor reasonably acceptable to Administrative Agent) for U.S. dollar deposits for a period comparable to such Interest Period as obtained by Administrative Agent from Reuters, Bloomberg or another commercially available information service of recognized standing that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (the “Screen Rate”), two (2) Business Days before the first day of such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBO Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Maturity Date” means the fifth anniversary of the Second Amendment Effective Date.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(c) Section 1.01 of the Credit Agreement is hereby further amended by adding the following definitions in the proper alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Erroneous Payment” has the meaning assigned to it in Article IX.

“Erroneous Payment Notice” has the meaning assigned to it in Article IX.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Reserve Percentage” means for any day the percentage, as determined in good faith by Administrative Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Second Amendment Effective Date” means March 23, 2021.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

(d) Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Applicate Rate” to add the following at the end of the definition of “Applicable Rate” to read as follows:

“In the event that any Compliance Certificate is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy if corrected, would have resulted in a higher Applicable Rate for any period, then (a) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period, (b) the Applicable Rate for such period shall be determined based on the corrected Compliance Certificate, and (c) the Borrower shall promptly pay to the Administrative Agent for the account of each Lender the accrued additional interest owing as a result of such increased Applicable Rate for such period. The provisions of this definition shall not limit the rights of Administrative Agent and the Lenders with respect to Section 2.12 or Article VII.”

(e) Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.13 Ineffective Interest Rate; Benchmark Replacement.

(a) Subject to the clauses of this Section 2.13 following this clause (a), if the Administrative Agent shall have determined in its reasonable discretion with respect to the LIBO Rate or any other then-current Benchmark that (i) adequate and reasonable means do not exist for ascertaining such Benchmark, (ii) such Benchmark does not adequately and fairly reflect the effective cost to the Lenders of making or maintaining a Loan based on such Benchmark, or (iii) the making, maintenance or funding of a Loan based on such Benchmark has been made impractical or unlawful, then, and in any such event (unless such event constitutes a Benchmark Transition Event, Administrative Agent may so notify Borrower and as of the date of such notification (y) any request hereunder for the conversion of any Loan to, or continuation of any Loan as, a Loan based on such Benchmark shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, an ABR Loan and (z) if any request is made hereunder for a Loan based on such Benchmark, such Loan shall be made as an ABR Loan, in each case unless and until Administrative Agent shall have determined that such circumstances shall no longer exist and shall have revoked such notice.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this sentence, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided, that this sentence shall not be effective unless the Administrative Agent has elected to deliver, and has delivered, to the Lenders and the Borrower a Term SOFR Notice.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.13 and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13 (including any relevant definitions of terms, whether or not contained in this Section 2.13), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan based on the then-current Benchmark or for conversion of a Loan to, or continuation of, such a Loan during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an ABR Loan or conversion to, or continuation of, an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternative Base Rate.

(f) Section 2.20(a) to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) If no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time during the Availability Period request an increase of the Commitments of up to an additional $50,000,000 (the “Additional Commitment”) by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Request”); provided, however, that, in the event such Commitment Increase Request is approved as described in paragraph (b) below, (i) the minimum amount of any such increase shall be $10,000,000 and (ii) the aggregate amount of the Lenders’ Commitments shall not exceed $400,000,000.”

(g) Section 6.01(c) to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) unsecured Indebtedness not to exceed $250,000,000 at any time outstanding; provided that no Default or Event of Default exists at the time such Indebtedness is incurred or is created as a result of such Indebtedness;”

(h) Section 6.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) the Borrower or any Obligor may sell, lease, convey or otherwise dispose of assets (i) if such sale, lease, conveyance or other disposition is (A) a sale, exchange or transfer of Permitted Investments in the ordinary course of its business at fair market value, (B) of obsolete, worn-out or surplus property and property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, (C) a sale of property to the extent such property is exchanged for credit against the purchase price of similar replacement property or the net disposition proceeds thereof are applied to the purchase of such replacement property within 270 days of such sale, (D) an ordinary course disposition of inventory, (E) an ordinary course disposition of real estate and related properties in connection with relocation activities for employees of the Borrower and its Subsidiaries, (F) a disposition of tangible property as part of alike kind exchange under Section 1031 of the Code in the ordinary course of business, (G) a voluntary termination of a Swap Agreement, (H) a lease, sublease, license or sublicense of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries, (I) a disposition in the ordinary course of business of accounts receivable in connection with the collection thereof, (J) a disposition of real estate and related properties as part of the resolution or settlement of claims under an Insurance Contract in the ordinary course of business, (K) a Permitted Lien, or (L) a Restricted Payment permitted by Section 6.07; and (ii) not otherwise permitted to be sold, leased, conveyed or disposed of in clause (i) immediately preceding, provided that (A) no Default or Event of Default would occur as a result thereof after giving effect thereto, and (B) the aggregate value of all assets disposed of pursuant to this clause (ii) by the Borrower and its Subsidiaries from and after the Second Amendment Effective Date shall not exceed $100,000,000.”

(i) Section 6.07 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.07 Restricted Payments. None of the Obligors will declare or make, or agree to pay or make, any Restricted Payment, except (a) Restricted Payments to an Obligor; (b) Restricted Payments by the Borrower to any Person other than an Obligor so long as (i) the aggregate amount of such Restricted Payments during any calendar year does not exceed $100,000,000 and (ii) no Default or Event of Default exists at the time such Restricted Payment is made or is created as a result of such Restricted Payment; (c) in the event the stock buy-back program the Borrower previously utilized is re-instated or a similar buy-back program is adopted on terms and conditions reasonably acceptable to the Administrative Agent, additional Restricted Payments not to exceed $60,000,000 for use in such program from and after the Second Amendment Effective Date; and (d) any Obligor may make Restricted Payments to Stewart Title Guaranty Company.”

(j) Section 6.12 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.12 [Reserved]”

(k) Article IX to the Credit Agreement is hereby amended by adding the following at the end of Article IX to read as follows:

“Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank hereunder shall be conclusive, absent manifest error.

Without limiting the immediately preceding paragraph, each Lender and each Issuing Bank hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender and each Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrenc and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Obligor hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor.

Each party’s obligations hereunder shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.”

(l) Section 10.04 is hereby amended by amending and restating clause (b)(i)(B) in its entirety to read as follows:

“(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.”

(m) Section 10.19 is hereby amended and restated in its entirety to read as follows:

“Section 10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”

(n) Schedule 2.01 to Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

2. Conditions Precedent. This Amendment shall become effective on the date on which the following conditions are satisfied (the “Second Amendment Effective Date”):

(a) after giving effect to this Amendment, no Default or Event of Default shall exist;

(b) the Administrative Agent (or its counsel) shall have received counterparts of this Amendment, duly executed by the Borrower, each Guarantor and each of the Lenders (including the New Lenders);

(c) the Administrative Agent shall have received for each Lender a promissory note or an amended and restated promissory note reflecting such Lender’s Commitment after giving effect to this Amendment;

(d) the Administrative Agent shall have received a favorable written opinion of Locke Lord LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received from the Borrower a certificate of each Obligor signed by an authorized officer of such Obligor certifying and attaching the resolutions adopted by such Obligor approving or consenting to the increase of the Commitments pursuant to this Amendment; and

(f) all fees and expenses payable to the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) accrued to date and billed shall have been paid in full to the extent invoiced prior to the date hereof, but without prejudice to the later payment of accrued fees and expenses not so invoiced.

3. Replacement of Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby replaced in its entirety with Schedule 2.01 hereto and Schedule 2.01 hereto shall be deemed to be attached as Schedule 2.01 to the Credit Agreement. After giving effect to this Second Amendment, the amendments to the Credit Agreement set forth in Section 1 hereof and any Borrowings made on the Second Amendment Effective Date, (a) each Lender (including the New Lenders) who holds Loans in an aggregate amount less than its Applicable Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans, (b) each Lender’s (including the New Lenders’) participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Credit Exposure applicable to each Lender (including the New Lenders) equals its Applicable Percentage of the aggregate Credit Exposure of all Lenders and (d) such adjustments shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if such Lenders had executed an Assignment and Assumption with respect to such adjustments.

4. New Lenders. Each New Lender hereby joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Lender thereunder and under each and every other Loan Document to which any Lender is required to be bound by the Credit Agreement, to the same extent as if each New Lender were an original signatory thereto. Each New Lender hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto. Each New Lender represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Second Amendment, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it has received a copy of the Credit Agreement and copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment and to become a Lender on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (c) from and after the Second Amendment Effective Date, it shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

5. Ratification. Each of the Borrower and each Guarantor hereby ratifies all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the New Lenders are Lenders under the Loan Documents with all of the rights and obligations of a Lender thereunder and the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of the Lenders created by or contained in any of such documents nor is the Borrower nor any Guarantor released from any covenant, warranty or obligation created by or contained herein or therein.

6. Representations and Warranties. The Borrower and each Guarantor hereby represent and warrant to the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower and each of the Guarantors, (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and each of the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) after giving effect to this Amendment, the representations and warranties made by it in the Credit Agreement and the Loan Documents to which it is a party are true and correct on and as of the date hereof in all material respects as though made as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date in which case they are true and correct as of such earlier date, (d) after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement or under any Loan Document, (e) the Persons appearing as Guarantors on the signature pages to this Amendment constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, and (f) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and each of the Guarantors.

7. Release and Indemnity.

(a) The Borrower and each Guarantor hereby release and forever discharge the Administrative Agent, each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by the Borrower or any Guarantor including any such caused by the actions or negligence of the indemnified party (other than its gross negligence or willful misconduct).

(b) The Borrower and each Guarantor hereby ratify the indemnification provisions contained in the Loan Documents, including, without limitation, Article VIII and Section 10.03(b) of the Credit Agreement, and agree that the Guarantee is in full force and effect after the execution and delivery of this Amendment, and that all losses, claims, damages and expenses related thereto shall be covered by such indemnities.

8. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or electronic form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

9. Governing Law. This Amendment shall be construed in accordance with and governed by the Law of the State of New York, without regard to such state’s conflict of laws rules.

10. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:

BBVA USA f/k/a COMPASS BANK, N.A.

By:	/s/ Cindy Young
Name: Cindy Young
Title Senior Vice President

LENDER:

ZIONS BANCORPORATION, N.A.
d/b/a AMEGY BANK

By:	/s/ Mario Gagetta
Name: Mario Gagetta
Title: Vice President

LENDER:

IBERIABANK

By:	/s/ Todd Brown
Name: Todd Brown
Title: Vice President

LENDER:

TEXAS CAPITAL BANK, N.A.

By:	/s/ Kurt A. Goeringer
Name: Kurt A. Goeringer
Title: Executive Vice President

LENDER:

BANKUNITED

By:	/s/ Craig Kincade
Name: Craig Kincade
Title: Vice President

LENDER:

CITY NATIONAL BANK (CA)

By:	/s/ Forrest McGann
Name: Forrest McGann
Title: Vice President – Senior Credit Officer

LENDER:

Citizens Bank, N.A.

By:	/s/ Douglas Kennedy
Name: Douglas Kennedy
Title: Senior Vice President

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Michael J. Schaltz, Jr.
Name: Michael J. Schaltz, Jr.
Title: Managing Director & SVP

LENDER:

REGIONS BANK

By:	/s/ William Soo
Name: William Soo
Title: Director

BORROWER:

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation

By:	/s/ David Hisey
Name: David Hisey
Title: Chief Financial Officer

GUARANTORS:

STEWART TITLE COMPANY,
a Texas corporation

By:	/s/ David Hisey
David Hisey
Chief Financial Officer

STEWART LENDER SERVICES, INC.,
a Texas corporation

By:	/s/ David Hisey
David Hisey
Chief Financial Officer